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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

C & F Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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C&F Financial Corporation
802 Main Street
P.O. Box 391
West Point, Virginia 23181

Dear Fellow Shareholders:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank. The meeting will be held on Tuesday, April 17, 2007, at 3:30 p.m. at the Crowne Plaza Williamsburg at Fort Magruder, 6945 Pocahontas Trail, Williamsburg, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date, and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the Annual Meeting.

We appreciate your continuing loyalty and support of C&F Financial Corporation.

Sincerely,

/s/ Larry G. Dillon
Larry G. Dillon
Chairman, President & Chief Executive Officer

West Point, Virginia

March 15, 2007

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 17, 2007

The 2007 Annual Meeting of Shareholders of C&F Financial Corporation (the “Corporation”) will be held at the Crowne Plaza Williamsburg at Fort Magruder, 6945 Pocahontas Trail, Williamsburg, Virginia, on Tuesday, April 17, 2007, at 3:30 p.m. for the following purposes:

1.	To elect one Class I director to the Board of Directors of the Corporation to serve until the 2009 Annual Meeting of Shareholders and three Class II directors to the Board of Directors of the Corporation to serve until the 2010 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 15, 2007, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Thomas F. Cherry
Thomas F. Cherry
Secretary

March 15, 2007

IMPORTANT NOTICE

Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies will be revoked.

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

April 17, 2007

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of C&F Financial Corporation (the “Corporation”) to be held Tuesday, April 17, 2007, at 3:30 p.m. at the Crowne Plaza Williamsburg at Fort Magruder, 6945 Pocahontas Trail, Williamsburg, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is March 15, 2007.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to Proposal One set forth in the accompanying Notice and further described herein, the proxy will be voted FOR the director nominees named in Proposal One.

Voting Rights of Shareholders

Only those shareholders of record at the close of business on February 15, 2007, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of Corporation common stock outstanding and entitled to vote at the Annual Meeting is 3,188,111. The Corporation has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Corporation common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect.

Approval of any other matter requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether a matter has been approved, and therefore have no effect.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and Citizens and Farmers Bank (the “Bank”) may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of February 15, 2007, the beneficial ownership of the Corporation’s common stock of each director, director nominee, named executive officer and of all directors, director nominees, and executive officers of the Corporation as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
J. P. Causey Jr.	44,238	(2)	1.4
Barry R. Chernack	9,243	(2)	*
Larry G. Dillon	119,314	(3)	3.7
Audrey D. Holmes	5,500	(2)	*
James H. Hudson III	13,335	(2)	*
Joshua H. Lawson	39,915	(2)	1.3
William E. O’Connell Jr.	13,250	(2)	*
C. Elis Olsson	8,720	(2)	*
Paul C. Robinson	13,812	(2)	*
Robert L. Bryant	14,000	(4)	*
Thomas F. Cherry	34,327	(5)	1.1
Bryan E. McKernon	35,600	(6)	1.1

All Directors, Director Nominees and Executive Officers as a group (12 persons)	351,254		10.5

*	Represents less than 1% of the total outstanding shares of the Corporation’s common stock.
(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (“Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”). Except as otherwise indicated, each director nominee, director or executive officer has sole voting and investment power with respect to the shares shown.

(2)

Includes 11,250 shares each for Mr. Causey, Mr. Hudson, Mr. Lawson, Mr. O’Connell and Mr. Robinson, 4,500 shares each for Mrs. Holmes and Mr. Olsson and 7,500 shares for Mr. Chernack as to which they hold presently exercisable options. A description of the plan under which these options were issued is set forth below in “Director Compensation.” Includes 3,720 shares held by Mr. Olsson’s minor children living in his household. Excludes 1,200, 254 and 1,021 shares held solely by Mr. Causey’s, Mr. Hudson’s and Mr. Olsson’s spouses, respectively, as to which Mr. Causey, Mr. Hudson and Mr. Olsson disclaim beneficial ownership.

(3)

Includes 39,500 shares for Mr. Dillon as to which he holds presently exercisable options and 2,000 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.” Also includes 40,293 shares held by a non-family trust, of which Mr. Dillon is a co-trustee, and with respect to which Mr. Dillon shares voting and investment power. Mr. Dillon disclaims beneficial ownership of the shares held in trust.

(4)

Consists of 12,000 shares for Mr. Bryant as to which he holds presently exercisable options and 2,000 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

(5)

Includes 30,600 shares for Mr. Cherry as to which he holds presently exercisable options and 2,000 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

(6)

Includes 29,500 shares for Mr. McKernon as to which he holds presently exercisable options and 2,000 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

As of February 15, 2007, there are no shareholders known to the Corporation to be the beneficial owners of more than 5% of the Corporation’s common stock, par value $1.00 per share, which is the Corporation’s only voting security outstanding.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Corporation’s Board is divided into three classes (I, II and III) of directors. The term of office for Class II directors will expire at the Annual Meeting. Three persons named below will be nominated to serve as Class II directors. Messrs. Lawson and Robinson currently serve as directors of the Corporation and Mrs. Holmes, who is not currently serving as a director of the Corporation, was recommended for nomination by the independent members of the Corporation’s Board of Directors serving as the Nominating Committee. If elected, the Class II nominees will serve until the 2010 Annual Meeting of Shareholders. In addition, Mr. C. Elis Olsson will be nominated to serve as an additional Class I director. Mr. Olsson, who is not currently serving as a director of the Corporation, was recommended for nomination by the independent members of the Corporation’s Board of Directors serving as the Nominating Committee. If elected, nominee Olsson will serve until the 2009 Annual Meeting of Shareholders. The two persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Corporation’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Corporation’s Board.

Certain information concerning the nominees for election at the Annual Meeting as Class I and Class II directors is set forth below, as well as certain information about the Class I and III directors, who will continue in office until the 2009 and 2008 Annual Meetings of Shareholders, respectively.

Name (Age)	Served Since(1)	Principal Occupation During Past Five Years

Class II Directors (Nominees)	(To Serve Until the 2010 Annual Meeting)

Audrey D. Holmes (49)	—	Attorney-at-Law
Audrey D. Holmes, Attorney-at-Law

Joshua H. Lawson (65)	2000	President, Thrift Insurance Corporation

Paul C. Robinson (49)	2000	President, Francisco, Robinson &
Associates, Inc.

Class I Director (Nominee)	(To Serve Until the 2009 Annual Meeting)

C. Elis Olsson (42) (Nominee)	—	Director of Operations, Martinair, Inc.

Name (Age)	Served Since(1)	Principal Occupation During Past Five Years
Class III Directors	(Serving Until the 2008 Annual Meeting)

J. P. Causey Jr. (63)	1984	Executive Vice President, Secretary &
		General Counsel of Chesapeake
		Corporation 2001 to present

Barry R. Chernack (59)	2002	Retired January 2000 to present;
		Managing Partner, Pricewaterhouse-
		Coopers, LLP, Southern Virginia Practice
		prior to January 2000

William E. O’Connell Jr. (69)	1997	Retired January 2005 to present;
		Chessie Professor of Business,
		The College of William and Mary
		prior to January 2005

Class I Directors	(Serving Until the 2009 Annual Meeting)

Larry G. Dillon (54)	1989	Chairman, President and
		Chief Executive Officer of the
		Corporation and the Bank

James H. Hudson III (58)	1997	Attorney-at-Law
		Hudson & Bondurant, P.C.

(1)	If prior to 1993, refers to the year the director joined the Board of Directors of the Bank, prior to the Corporation’s becoming the holding company for the Bank.

The Board of Directors of the Bank consists of the nine current and nominee members of the Corporation’s Board listed above, as well as Bryan E. McKernon and Thomas B. Whitmore Jr.

The Board of Directors is not aware of any family relationship among any director, executive officer, or director nominee; nor is the Board of Directors aware of any involvement of any director, executive officer or director nominee in any legal proceedings that would be material to an evaluation of the ability or integrity of any director, executive officer, or person nominated to become a director. None of the directors or director nominees serves as directors of any other public company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Unless authority for the above nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS I AND II DIRECTORS.

Director Independence

Following the Annual Meeting, provided that nominees Holmes, Lawson, Olsson and Robinson are elected to the Board of Directors, the Board has determined that all non-employee directors, which comprise a majority of the Corporation’s Board, will satisfy the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards. The Board has affirmatively determined that directors (or nominees) Causey, Chernack, Holmes, Hudson, Lawson, O’Connell, Olsson and Robinson are independent within the meaning of the NASDAQ listing standards. In conjunction with this determination, the Board considered the Corporation’s relationships with Mr. Hudson and Mr. Lawson. The firm of Hudson & Bondurant, P.C., of which Mr. Hudson is a partner, was retained to perform legal services for the Corporation during fiscal year 2006. Thrift Insurance Corporation, of which Mr. Lawson is president, was the Corporation’s insurance agency during fiscal year 2006. In each case, however, the Board determined that the relationship did not interfere with the director’s ability to exercise independent judgment as a director of the Corporation. During 2006, the Board of Directors held three regularly-scheduled executive session meetings attended solely by its independent directors and over which Mr. Hudson presided.

Board Committees and Attendance

During 2006, there were nine meetings of the Board of Directors of the Corporation. Each director attended at least 75% of all meetings of the Board and Board committees on which he served.

The Corporation has not adopted a formal policy on Board members’ attendance at its Annual Meeting of shareholders, although all Board members are encouraged to attend and historically most have done so. All Board members attended the Corporation’s 2006 Annual Meeting of Shareholders.

The Board of Directors of the Corporation has an Audit Committee and a Compensation Committee, and the Board of Directors of the Bank has an Executive Committee. Pursuant to a Board resolution, the independent members of the Board of Directors of the Corporation act as the Nominating Committee for selecting candidates to be nominated for election as directors.

The Corporation’s Board of Directors does not have a standing nominating committee or a nominating committee charter. The Board of Directors does not believe that it is necessary to have a nominating committee because it believes that the functions of a nominating committee can be adequately performed by its independent members. The independent members of the Board of Directors serving as the Nominating Committee met twice in 2006.

While there are no formal procedures for shareholders to submit director recommendations, the independent directors will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary, P.O. Box 391, West Point, Virginia 23181, and must be received within a reasonable time prior to the printing and mailing of the 2008 Annual Meeting proxy statement in order to be considered by the independent directors for the annual election of directors in 2008. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the independent directors.

In addition, in accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an Annual Meeting if the shareholder gives written notice of his or her intent to make such nomination. In accordance with the Corporation’s bylaws, a shareholder nomination must include the nominee’s written consent to serve as a director of the Corporation if elected, sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of the Corporation’s securities, his or her principal occupation for the past five years and his or her age, sufficient identification of the nominating shareholder, including the shareholder’s name and address, a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder, and a representation by the shareholder that he or she is the owner of stock of the Corporation entitled to vote at the Annual Meeting and that he or she intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice. Nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in West Point, Virginia, no later than February 14, 2008 in order to be considered for the annual election of directors in 2008. These requirements are more fully described in Article III, Section 16 of the Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporation’s Secretary.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on Corporation matters. The independent directors seek a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Corporation and its shareholders. The independent directors, along with other board members as appropriate, evaluate potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Candidates whose evaluations are favorable are then chosen by a majority of the independent directors to be recommended for nomination by the full Board. The full Board then selects and nominates candidates for election as directors by the shareholders at the Annual Meeting.

Current members of the Corporation’s Compensation Committee are Messrs. Causey, Chernack and Hudson, each of whom is “independent” for this purpose according to NASDAQ listing standards. The Compensation Committee’s responsibilities include, among other duties, the responsibility to recommend the level of compensation to be paid to the executive officers of the Corporation and certain key officers of the Bank and its subsidiaries. It also administers all incentive and equity compensation plans for the benefit of such officers and directors eligible to participate in such plans. The Board has adopted a charter for the Compensation Committee which is attached to this Proxy Statement as Appendix A. The charter is not posted on the Corporation’s website. The Compensation Committee met seven times during 2006.

Current members of the Corporation’s Audit Committee are Messrs. Causey, Chernack and O’Connell, each of whom is “independent” for this purpose according to NASDAQ listing standards and the regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee engages the Corporation’s independent registered public accounting firm, approves the scope of the independent registered public accounting firm’s audit, reviews the reports of examination by the regulatory agencies, the independent registered public accountant and the internal auditor, and issues reports to the Board of Directors periodically. The Board has adopted a charter for the Audit Committee which is attached to this Proxy Statement as Appendix B. The charter is not posted on the Corporation’s website. The Audit Committee met 14 times during 2006. See “Report of the Audit Committee” on pages 24 through 25.

Members of the Bank’s Executive Committee are Messrs. Causey, Dillon, Hudson and O’Connell. The Executive Committee reviews various matters and submits proposals or recommendations to the Corporation’s Board of Directors. The Executive Committee did not meet in 2006.

Shareholder Communications with the Corporation’s Board of Directors

The Corporation provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to C&F Financial Corporation, Board of Directors, c/o Secretary, P.O. Box 391, West Point, Virginia 23181. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Director Compensation

The following table provides compensation information for the year ended December 31, 2006 for each non-employee director of the Corporation’s Board of Directors.

Director Compensation Table for 2006

Name[1]	Fees Earned or Paid in Cash[2] ($)	Stock Awards ($)	Option Awards[3,4,5,6] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J.P. Causey Jr.	$23,100	—	$10,100	—	—	—	$33,200
Barry R. Chernack	$23,600	—	$10,100	—	—	—	$33,700
James H. Hudson III	$17,250	—	$10,100	—	—	—	$27,350
Joshua H. Lawson	$14,250	—	$10,100	—	—	—	$24,350
William E. O’Connell	$19,500	—	$10,100	—	—	—	$29,600
Paul C. Robinson	$14,750	—	$10,100	—	—	—	$24,850

[1]

Larry G. Dillon, the Corporation’s Chairman of the Board, President and Chief Executive Officer is not included in this table as he is an employee of the Corporation and thus receives no compensation for his services as a director. The compensation received by Mr. Dillon as an employee of the Corporation is shown in the Summary Compensation Table for 2006 on page 19.

[2]

Includes any fees deferred pursuant to the Corporation’s Directors Non-Qualified Deferred Compensation Plan. Under the plan, each director may elect to defer any or all of his fees. Deferral elections are made in December of each year for amounts to be earned in the following year.

[3]

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. As the Corporation accelerated the vesting of all unvested stock options outstanding as of December 20, 2005, the amounts presented in this table include the amounts attributable only to awards granted in 2006. Each Director received 1,500 stock option shares with one-year vesting as of May 1, 2006.

[4]

On December 20, 2005, the Compensation Committee recommended to the Corporation’s Board of Directors and the Board of Directors approved accelerating the vesting of all unvested stock options outstanding under the Corporation’s employee incentive stock compensation plans and its non-employee director stock compensation plans effective as of December 20, 2005. The Board accelerated the vesting of these options to eliminate the Corporation’s recognition of compensation expense associated with the affected options under SFAS No. 123(R), which applied to the Corporation beginning in the first quarter of 2006. In order to offset unintended personal benefit to the Corporation’s executive officers and directors as a result of the vesting acceleration, shares of the Corporation’s common stock received upon exercise of an accelerated option by an executive officer or director may not be sold or otherwise transferred prior to the expiration of the option’s original vesting period.

[5]

The grant date fair value of each option awarded to directors for 2006, computed in accordance with SFAS No. 123(R), was $10.10 per share or $15,150 per director. Assumptions used in the calculation of these amounts are included in note 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2006 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 9, 2007.

[6]	As of December 31, 2006, Mr. Causey, Mr. Hudson, Mr. Lawson, Mr. O’Connell and Mr. Robinson each had 12,750 stock options outstanding and Mr. Chernack had 9,000 stock options outstanding.

The Compensation Committee, appointed by the Board of Directors, annually reviews and evaluates the compensation of the Board, including the appropriate mix of cash and equity compensation. The Compensation Committee recommends changes in compensation to the Board of Directors for approval. In 2004, the Compensation Committee engaged Palmer & Cay, a human resources consulting firm, to conduct a study of director compensation to maintain competitiveness with banks of similar size. In 2005, based on this study, the Compensation Committee increased the annual retainer and board meeting fees paid to directors to their current levels. In 2006, the Compensation Committee deferred making changes in compensation levels for members of the Board of Directors.

Non-employee members of the Board of Directors of the Corporation each receive an annual retainer of $6,000. In addition, Mr. Causey, as Chairman of the Corporation’s Compensation Committee, and Mr. Chernack, as Chairman of the Corporation’s Audit Committee, each receive an additional annual retainer of $1,600. The retainers are payable in quarterly installments. In addition, all non-employee members of the Board of Directors of the Corporation receive a base meeting fee of $500 per day for Corporation, Bank or committee meeting attendance and a fee of $250 for secondary meeting attendance for each additional Corporation Board, Bank Board or committee meeting of either Board held on the same day as a meeting for which the base meeting fee is paid.

In addition to cash compensation, non-employee members of the Board of Directors of the Corporation participate in the 1998 Non-Employee Director Stock Compensation Plan. Under this plan, directors are granted a minimum of 1,000 and a maximum of 2,000 options to purchase the Corporation’s common stock at a price equal to the fair market value of the Corporation’s common stock at the date of grant. All options expire ten years from the date of grant. On May 1, 2006, each non-employee member of the Board of Directors of the Corporation was granted 1,500 options with an exercise price of $39.60 per share.

Interest of Management in Certain Transactions

As of December 31, 2006, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors and their associates amounted to $1,549,902, or 2.28% of total year-end capital. The maximum aggregate amount of such indebtedness outstanding during 2006 was $1,267,554, or 1.86% of total year-end capital. These loans were made in the ordinary course of the Bank’s business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risks of collectibility or present other unfavorable features. The Bank expects to have in the future similar banking transactions with the Corporation’s officers, directors and their associates.

The Corporation’s Board of Directors has also adopted a policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The Audit Committee manages this policy. The policy generally provides that we may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction involves compensation approved by the Compensation Committee.

In the event management determines to recommend a related party transaction to the Audit Committee, the transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, management will update the Audit Committee as to any material change to the proposed related party transaction. The Audit Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Corporation and its shareholders, as the Audit Committee determines in good faith.

For purpose of this policy, “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related party transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related party” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Compensation Committee Interlocks and Insider Participation

During 2006 and up to the present time, there were transactions between the Corporation’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management and the Corporation’s Board, none of the transactions involved more than the normal risk of collectibility or presented other unfavorable features.

None of the members of the Compensation Committee has served as an officer or employee of the Corporation or any of its affiliates. No director may serve as a member of the Compensation Committee if he is eligible to participate in the 2004 Incentive Stock Plan or was at any time within one year prior to his appointment to the Compensation Committee eligible to participate in the 2004 Incentive Stock Plan or the 1994 Incentive Stock Plan.

James H. Hudson III, a Class I director, currently serves as a member of the Compensation Committee. The firm of Hudson & Bondurant, P.C., of which Mr. Hudson is a partner, was retained to perform legal services for the Corporation during fiscal year 2006. It is anticipated that the firm will continue to provide legal services to the Corporation during fiscal year 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program. The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Corporation’s compensation philosophy. The Committee ensures that the total compensation paid to executives is fair, reasonable and competitive. The Committee may, consistent with applicable law, regulations, NASDAQ requirements or plan provisions, delegate certain of its authority to the Chief Executive Officer (“CEO”), a designee, or other appropriate members of management, including matters relating to the compensation, or election as officers of the Corporation’s employees other than the Corporation’s executive officers.

Overall Philosophy. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving shareholder value.

The overall compensation strategy is based on the following four principles: (1) achieve and sustain superior long-term performance, (2) directly support business strategies and goals, (3) attract and retain key executives who are crucial to the long-term growth and profitability of the Corporation, and (4) pay for performance by maintaining competitive compensation programs for top tier performance.

Establishing Executive Compensation. To achieve these aims, the Committee compensates executives and other selected senior managers through a combination of base salary, bonus, and equity compensation designed to be competitive with comparable companies and to create alignment between executives’ and shareholders’ interests.

The Committee engaged Mercer Human Resource Consulting (“Mercer”) in 2006, an independent global human resources consulting firm, to conduct a review of its total compensation program for the CEO as well as for other key executives. Mercer provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and other key executives.

In making compensation decisions, the Committee compared base salary, cash incentives and equity awards against a peer group of publicly-traded banks located in the southeastern region of the United States. This peer group, which is periodically reviewed and updated by the Committee, consists of banks against which the Committee believes the Corporation competes for talent and for shareholder investment. The companies comprising this peer group for 2006 included 11 banks in Virginia and 26 banks in other southeastern region states whose assets range from $500 million to $2 billion in size. For comparison purposes, the Corporation’s asset size is slightly below the median for this peer group.

While there is no pre-established policy or target for the allocation between either cash and equity or short-term and long-term incentive compensation, the Committee reviewed information provided by Mercer to determine the appropriate level and mix of base salary, cash incentives and equity compensation.

Base annual salary and short-term incentive compensation for the President and CEO of C&F Mortgage Corporation (the “Mortgage Corporation”), however, was established by an employment agreement entered into in 1995 and amended in 1998 and 2002. The employment agreement provides for a fixed annual base salary and a performance-based short-term incentive directly related to the profitability of the Mortgage Corporation.

2006 Executive Compensation Components. For 2006, the principal components of compensation for named executive officers as defined in Item 402 of Regulation S-K were:

•	base salary,

•	performance-based incentive compensation,

•	equity compensation,

•	retirement and other benefits, and

•	perquisites.

Base Salaries. We provide named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers (with the exception of the President and CEO of the Mortgage Corporation) are determined for each executive based on his or her position and responsibility by using market data. Base salaries are generally targeted to be at the market medians of the peer group. Salary levels are considered annually as part of the Corporation’s performance review process as well as upon a promotion or other change in job responsibility. During its review of base salaries for executives, the Committee primarily considers:

•	Market data provided by Mercer;

•	Responsibilities of the executive;

•	Internal review of the executive’s compensation relative to other officers; and

•	Individual performance of the executive.

For 2006, for the CEO, the Committee, after taking into account the factors identified above, determined that the base salary should be increased to $242,000. However, at the CEO’s request, his base salary was limited to $228,000. For the Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”), the Committee, after taking into account the factors identified above, determined that the base salary for each officer should be increased to $165,000. Similar analyses were performed for all other senior officers.

Performance-Based Incentive Compensation. Short-term cash incentive compensation for the CEO, CFO and COO is governed by the Corporation’s Management Incentive Plan (“MIP”) adopted in 2005. Under the MIP, at the beginning of 2006 the Committee established performance objectives for the Corporation and the award formula or matrix by which all incentive awards were to be calculated. Executive officers were assigned a cash award target, to be paid if the Corporation achieved targeted performance goals in 2006.

For the named executive officers, with the exception of the President and CEO of the Mortgage Corporation, incentive compensation is designed to reward overall corporate performance by setting awards based on return on average equity (“ROE”) and return on average assets (“ROA”) compared to peer banks selected by the Committee. The cash incentive compensation for the President and CEO of the Mortgage Corporation is set forth in his employment agreement and is based solely on a percentage of income before taxes generated by the Mortgage Corporation.

The remainder of management has more diverse performance goals consistent with the business they are managing. Where an employee has responsibility for the performance of a particular business, the performance goals are heavily weighted toward the operational performance of that unit. However, for members of the senior management team of the Bank (not including the named executive officers) at least 30% of their bonuses are based on the ROE and ROA of the Corporation. All other employees have bonuses based on the operational performance goals they have been assigned.

For 2006, the cash award targets for the CEO, CFO and COO were based solely on achievement of a corporate goal, which was a weighted measure of the Corporation’s ROE and ROA for 2006 compared to the peer group of banks selected by the Committee. Depending on the level of achievement with respect to the corporate goal under the MIP, for 2006 the CEO could earn a target cash award of up to 78.75% of his base salary as of January 1, 2006 and the CFO and COO could earn a target cash award of up to 61.25% of their base salaries as of January 1, 2006. Based on the Corporation’s ROE and ROA for 2006, in which the Corporation achieved results in excess of the 90th percentile of the peer group of banks selected by the Committee, the CEO earned a cash award of 78.75% of his base salary for 2006 but elected to take 52.63%. The CFO and COO each received a cash award of 61.25% of their base salaries for 2006.

All short-term incentive payments to the President and CEO of the Mortgage Corporation for 2006 were made in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

Equity Compensation. The Corporation adopted the 2004 Incentive Stock Plan effective April 20, 2004. It makes available up to 500,000 shares of common stock for awards to key employees of the Corporation and its subsidiaries in the form of stock options, stock appreciation rights, and restricted stock. The purpose of the 2004 Incentive Stock Plan is to promote the success of the Corporation and its subsidiaries by providing incentives to key employees that link their personal interests with the long-term financial success of the Corporation and with growth in shareholder value. The 2004 Incentive Stock Plan is designed to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of key employees.

Each year, the Committee considers the desirability of granting long-term incentive awards under the Corporation’s 2004 Incentive Stock Plan. The Committee may utilize stock options, stock appreciation rights, restricted stock, or a combination thereof, to focus executive officers, as well as other officers, on building profitability and shareholder value. The Committee notes in particular its view that equity grants make a desirable long-term compensation method because they closely align the interest of management with shareholder value. The Committee has the authority to set equity goals and awards for all participants.

Historically, the primary form of equity compensation that was awarded by the Corporation consisted of incentive and non-qualified stock options. This form was selected because of the favorable accounting and tax treatments received. However, beginning in 2006 the accounting treatment for stock options changed as a result of SFAS No. 123(R), making the accounting treatment of stock options less attractive. Consequently, certain changes were made to the equity award program. First, vesting was accelerated on all outstanding options in 2005 to avoid future compensation expense. Second, the form of equity award was changed to restricted stock. Third, a holding requirement was established.

Under the MIP, executive officers may be awarded equity-based awards under the 2004 Incentive Stock Plan if the executive achieves targeted performance goal(s). For 2006, the equity-based award targets for the named executive officers were based solely on achievement of a certain corporate goal, which was five-year total shareholder return of the Corporation compared to that of a peer group designated by the Committee. Depending on the level of achievement with respect to the corporate goal under the MIP, for 2006 the CEO could earn a target equity-based award of 45% of his base salary as of January 1, 2006 and the CFO and COO could earn target equity-based awards of 35% of their base salaries as of January 1, 2006.

The CEO earned an equity-based award of 45% of his base salary in 2006 but elected to take less. He received an equity-based award of 2,000 shares of restricted stock equal in value to 34.2% of his base salary for 2006. The Committee, acting within their discretion, elected to award 2,000 shares of restricted stock to both the CFO and COO representing an equity-based award equal in value to 47.3% of their base salaries. This was based on the individual performance of the CFO and COO during the year. The President and CEO of the Mortgage Corporation received an award of 2,000 shares of restricted stock following a recommendation to the Compensation Committee by the CEO based on the performance of the Mortgage Corporation.

The Corporation’s practice is to determine the dollar amount of equity compensation that is to be awarded and then to grant a number of shares of restricted stock that have a fair market value equal to that amount on the date of grant. The fair market value is determined based on the closing price of the stock on the date of grant. With the exception of significant promotions and new hires, awards are generally made at the December meeting of the Board of Directors each year.

Restricted stock awards may be both “performance” and “time based.” In order for the restricted stock to be earned or vest, the employee must remain employed for a period of five years after the date of grant. Future restricted stock awards may be reduced if the Corporation does not achieve a five-year total shareholder return at least equal to the NASDAQ Bank Index.

Once restricted stock awards vest, employees may not sell more than 50% of the stock until a minimum level of stock ownership by the employee is achieved. Minimum ownership levels range from three (3) times annual base salary for the CEO, one and one-half times (1.5) annual base salary for the other named executive officers, one times annual base salary for other senior officers, and for other selected officers one-half of such officer’s annual base salary.

Retirement and Other Benefits. The Bank has a non-contributory defined benefit retirement plan known as the Virginia Bankers Association Master Defined Benefit Plan for Citizens and Farmers Bank (the “Retirement Plan”) covering substantially all Bank employees who have reached the age of 21 and have been fully employed for at least one year. The Retirement Plan provides participants with retirement benefits related to salary and years of credited service. Employees become vested after five years of credited service. The normal retirement date is the plan anniversary date nearest the employee’s 65th birthday. The Retirement Plan does not cover directors who are not active employees. The amount expensed for the Retirement Plan during the year ended December 31, 2006, was $715,512.

The following table shows the estimated annual retirement benefits payable to employees in the average annual salary and years of service classifications set forth below assuming retirement at the normal retirement age of 65.

Consecutive Five-Year Average Salary	Years of Credited Service
	15	20	25	30	35
$ 25,000	$4,688	$6,250	$7,813	$8,750	$9,688
40,000	7,500	10,000	12,500	14,000	15,500
55,000	10,706	14,275	17,843	20,037	22,231
75,000	16,556	22,075	27,593	31,237	34,881
100,000	23,869	31,825	39,781	45,237	50,693
125,000	31,181	41,575	51,968	59,237	66,506
150,000	38,494	51,325	64,156	73,237	82,318
200,000	53,119	70,825	88,531	101,237	113,943
220,000 and above	58,969	78,625	98,281	112,437	126,593

Benefits under the Retirement Plan are based on a straight life annuity assuming full benefit at age 65, no offsets, and covered compensation of $51,252 for a person age 65 in 2006. Compensation taken into account for the Retirement Plan was limited to $220,000 in 2006 by the Internal Revenue Code of 1986, as amended (the “Code”). The estimated annual benefit payable under the Retirement Plan upon retirement is $120,584 for Mr. Dillon credited with 40 years, $114,047 for Mr. Cherry credited with 37 years and $41,744 for Mr. Bryant credited with 11 years. Mr. McKernon is not a participant in the Retirement Plan because he is not an employee of the Bank. Benefits are estimated on the basis that a participant will continue to receive, until age 65, covered salary in the same amount paid in 2006.

The Bank maintains a tax-qualified 401(k) plan known as the Virginia Bankers Association Master Defined Contribution Plan for Citizens and Farmers Bank (the “Savings Plan”), pursuant to which all Bank employees, including the CEO, CFO, and COO, may make pre-tax contributions to the plan of up to 95% of covered compensation, subject to certain limitations on the amount under federal law. The Bank will match 100% of the first 5% of pay that is contributed to the Savings Plan, subject to statutory limitations. All employee contributions to the Savings Plan are fully vested upon contribution and Bank matching contributions vest at 20% annually beginning after two years of service and are fully vested at six years of service, or earlier in the event of retirement, death or attainment of age 65 while an employee.

In addition, each plan year, the Bank may make a profit sharing contribution to the Savings Plan. The amount of such contribution, if any, is within the discretion of the Bank’s Board of Directors and will be determined during each plan year. Such contributions are only allocated to “covered participants,” which designation is determined annually based on working at least 1,000 hours and being employed on the last day of the year (or ceasing employment due to retirement or death). The CEO, CFO, and COO were covered participants in 2006. For a covered participant, any profit sharing contribution is allocated to the employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other covered participants. Profit sharing contributions are subject to the same vesting rules that apply to matching contributions under the Savings Plan.

The Mortgage Corporation also maintains a tax-qualified 401(k) savings plan known as the C&F Mortgage Corporation 401(k) Plan (the “401(k) Plan”) pursuant to which eligible Mortgage Corporation employees can make pre-tax contributions of from 1% to 100% of compensation (with a discretionary company match), subject to statutory limitations. Substantially all employees of the Mortgage Corporation, including the President and CEO of the Mortgage Corporation, who have attained the age of 18 are eligible to participate on the first day of the next month following their employment date. The 401(k) Plan provides for an annual discretionary matching contribution to the account of each “eligible participant,” based in part on the Mortgage Corporation’s profitability for a given year and on each employee’s contributions to the 401(k) Plan. The 401(k) Plan also permits an additional annual discretionary employer contribution for “eligible participants,” which is allocated to an employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other eligible participants. These contributions are only allocated to “eligible participants,” which designation is determined annually based on working at least 1,000 hours and being employed on the last day of the year. All employee contributions are fully vested upon contribution. An employee is vested 25% after two years of service, 50% after three years of service, 75% after four years of service, and fully vested after five years in the employer’s contributions or attainment of age 65 while employed.

In addition to the Savings Plan and the 401(k) Plan, named executive officers and certain other eligible executives of the Corporation and its subsidiaries can participate in a non-qualified deferred compensation plan known as the Virginia Bankers Association Executive’s Deferred Compensation Plan for C&F Financial Corporation (the “Nonqualified Plan”). The plan provides for four types of deferrals:

(1) Employee deferrals whereby certain employees are permitted deferrals of salary or cash incentive compensation. The CEO, CFO, and COO did not elect any deferral of salary or cash incentive compensation for 2006. However, the President and CEO of the Mortgage Corporation elected a deferral of $46,563 for 2006.

(2) Excess match deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of non-elective employer matching contributions in excess of statutory limitations. Any matching amounts in excess of the maximum annual pre-tax contribution for qualified retirement plans allowed by the Internal Revenue Service are deposited in the Nonqualified Plan. For the CEO, CFO, and COO the amounts accrued in 2006 were $5,900, $1,319, and $1,319, respectively.

(3) Excess profit sharing deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of discretionary employer profit-sharing contributions in excess of statutory limitations. For the CEO, CFO, and COO the amounts accrued in 2006 were $2,950, $659, and $659, respectively.

(4) Supplemental retirement deferrals whereby the Corporation makes discretionary non-elective employer contributions for the CEO in recognition of his performance and service and discretionary employer contributions for the CFO and COO as retention incentives consistent with the Corporation’s overall compensation strategy. For the CEO, CFO, and COO the amounts accrued in 2006 were $22,800, $16,500 and $16,500, respectively. While the contributions for the CEO vest immediately, the contributions for the CFO and COO do not vest until death, disability, retirement or change in control.

Perquisites. The value of perquisites provided to the CEO, CFO and President and CEO of the Mortgage Corporation do not exceed $10,000. However, the total value of perquisites in 2006 for the COO include use of a Bank-owned vehicle ($5,848), matching charitable contributions ($2,500), and a physical mandated by the Board of Directors for all senior officers every two years ($2,813), for a total of $11,161. Named executive officers also participate in other benefit plans on the same terms as other employees. These plans include medical, dental, life, and disability insurance.

Employment and Change in Control Agreements. Mr. McKernon is employed by the Mortgage Corporation under an employment agreement originally dated November 30, 1995 and amended in 1998 and 2002. Under the agreement, the Mortgage Corporation has employed Mr. McKernon as its President and CEO under a three-year “evergreen” contract, which remains in effect at all times unless and until terminated as permitted by the agreement. Either party, by notice to the other at any time and for any reason, may give notice of an intention to terminate the agreement three years from the date notice is received by the other. Additionally, either party may terminate the agreement in the event the Mortgage Corporation fails to meet certain specified financial performance criteria for a stipulated period or of a stipulated amount within a prescribed time period. The agreement terminates upon the death or disability of Mr. McKernon, or upon the failure of either party to fulfill its obligations under the agreement. Under the agreement, the Mortgage Corporation in 2006 paid Mr. McKernon an annual base salary of $150,000, payable monthly. The Mortgage Corporation also is obligated to pay Mr. McKernon a bonus, computed and paid on a monthly basis, based upon a variable percentage of the Mortgage Corporation’s financial performance for the preceding month, subject to adjustment annually in order that the total bonus for a fiscal year will be equal to the specified percentage as determined by the year-end financial performance amount on which the bonus is based. The Mortgage Corporation has the right, at any time and at its option, to “buy out” Mr. McKernon’s agreement based upon the Mortgage Corporation’s financial performance. In the event of a buy out of the agreement, the Mortgage Corporation also may purchase a limited non-competition commitment from Mr. McKernon.

The agreement also provides that Mr. McKernon will be entitled, during his employment, to benefits commensurate with those furnished to other employees of the Mortgage Corporation and to life insurance equal to three times his base salary. The agreement also contains provisions requiring confidentiality of information regarding the Mortgage Corporation. Mr. McKernon may terminate his employment agreement upon an event of “covered termination” as defined in his change in control agreement. Any termination of the employment agreement also will terminate Mr. McKernon’s change in control agreement except a termination of his employment agreement as described in the preceding sentence.

The Corporation has entered into “change in control agreements” with the CEO, CFO, COO, and the President and CEO of the Mortgage Corporation. The agreement for the CEO provides certain payments and benefits in the event of a termination of his employment by the Corporation without “cause,” or by the CEO for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the second anniversary of the change in control date. In such event, the CEO would be entitled (i) to receive in 12 consecutive quarterly installments, or in a lump sum, two and one-half times the sum of his highest annual base salary during the 24-month period preceding the change in control date and his highest annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the three-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans; and (iii) if the CEO requests within one year after his termination, to have the Corporation acquire his residence for its appraised fair market value.

The agreements for the CFO, COO, and the President and CEO of the Mortgage Corporation provide certain payments and benefits in the event of a termination of their employment by the Corporation without “cause,” or by the CFO, COO, and the President and CEO of the Mortgage Corporation for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the first anniversary of the change in control date. In such event, the CFO, COO, and the President and CEO of the Mortgage Corporation would each be entitled (i) to receive in eight consecutive quarterly installments, or in a lump sum, two times his highest annual base salary during the 24-month period preceding the change in control date and (ii) for a period of two years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the two-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans. In addition, the CFO and COO would each be entitled to two times his highest annual bonus for the three fiscal years preceding the change in control date.

During the term of the agreements following a change in control, the CEO, CFO, COO, and the President and CEO of the Mortgage Corporation may voluntarily terminate their employment and become entitled to these payments and benefits under certain circumstances. These circumstances include, but are not limited to, a material adverse change in position, authority or responsibilities, or a reduction in rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage) or other perquisites as in effect immediately prior to the change in control date, as well as a right to terminate voluntarily during the 60-day period after the change in control date, the first anniversary of the change in control date and, for the CEO only, the second anniversary of the change in control date. If any payments to or benefits under (collectively, “payments”) these change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, CFO, COO, and the President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to adjust for the incremental tax costs of such payments. However, if such payments and gross-up payments do not provide a net after-tax benefit of at least $25,000, as compared to the net after-tax proceeds resulting from an elimination of the gross-up payments and a reduction of the payments such that the receipt of payments would not give rise to any excise tax, then payments and benefits provided under the agreements will be reduced, so that the CEO, CFO, COO, and the President and CEO of the Mortgage Corporation will not be subject to a federal excise tax.

The Corporation does not provide for payments upon termination outside of the change in control agreements, but may negotiate individual severance packages with departing executives on a case-by-case basis. For terminations due to retirement, early retirement, disability and death, vesting of any unvested stock options, restricted stock and retirement benefits occur at the date of termination. Assuming termination for any of these reasons had occurred on December 29, 2006, because all outstanding stock options were already fully vested, these types of terminations would only trigger additional vesting of restricted stock and retirement benefits. The value of restricted stock vesting would have been $79,500 for each of the named executive officers. The value of retirement benefits vesting would have been $103,442 and $35,325 for the CFO and COO, respectively. The CEO and the President and CEO of the Mortgage Corporation would not have experienced any additional vesting with respect to retirement benefits because they are fully vested.

The following table shows the potential payments upon termination following a change of control of the Company for the named executive officers. The amounts in this table are calculated assuming the termination event occurred on December 29, 2006 and all executives were paid in a lump sum payment.

Change in Control Table

Executive Benefit and Payments Upon Separation	Larry G. Dillon Chairman/President/Chief Executive Officer[1]	Thomas F. Cherry Executive Vice President/Chief Financial Officer/Secretary[2]	Robert L. Bryant Executive Vice President/Chief Operating Officer[2]	Bryan E. McKernon President/Chief Executive Officer of C&F Mortgage[3]
Base Salary	$570,000	$330,000	$330,000	$300,000
Performance-Based Incentive Compensation	300,000	202,126	202,126	N/A
Equity	79,500	79,500	79,500	79,500
Welfare Benefits	30,469	17,184	13,810	27,238
Retirement Benefits	N/A	103,442	35,325	N/A
Excise Tax and Gross-up4	400,258	304,885	264,019	N/A	[5]

Total	$1,380,227	$1,037,137	$924,780	$406,738

[1]

The base salary and performance-based incentive compensation for the CEO represent two and one-half times his highest annual base salary during the 24 months preceding the assumed change in control date and the highest annual bonus in the three years preceding the assumed change in control date. The equity amounts represent the fair market value of 2,000 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $39.75 per share on December 29, 2006.) The welfare benefits represent the net present value of the benefits costs for three years after the assumed change in control date.

[2]

The base salary and performance-based incentive compensation for the CFO and COO represent two times the highest annual base salary during the 24 months preceding the assumed change in control date and the highest annual bonus in the two years preceding the assumed change in control date. The equity amounts represent the fair market value of 2,000 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $39.75 per share on December 29, 2006.) The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date. The retirement benefits represent the supplemental retirement benefit that would vest immediately upon change in control for each executive.

[3]

The base salary for the President and CEO of C&F Mortgage Corporation represents two times the highest annual base salary during the 24 months preceding the assumed change in control date. The equity amount represents the fair market value of 2,000 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $39.75 per share on December 29, 2006.) The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date.

[4]

If any payments to or benefits under (collectively, “payments”) these change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, CFO, COO, and the President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to cover the excise tax liability and the taxes on the gross-up payment (provided the net after-tax benefit to the executive is at least $25,000 greater than providing no gross-up payment and cutting the payments back to the maximum on which no excise tax would be due).

[5]	The President and CEO of the Mortgage Corporation would not have been subject to excise taxes on his change in control payments.

Board Compensation Process. The Compensation Committee determines and recommends to the Board of Directors the compensation of the CEO. The Committee also approves all compensation of the Corporation’s executive officers and certain other senior officers of the Corporation and its subsidiaries, which include the CFO, COO, Chief Credit Officer, Regional Presidents, and the Senior Vice President of Human Resources.

The Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Corporation’s peer companies.

The Committee, on its own initiative, reviews the performance and compensation of each of these senior officers and following discussions with the CEO and, as it deems appropriate, Mercer or other appropriate advisors, establishes the senior officers’ compensation levels. For the remaining officers, the CEO makes recommendations to the Committee that, generally with minor adjustments, are approved.

In consultation with senior management, the Committee approves the Corporation’s compensation philosophy to ensure that it is consistent with the Board’s intent, as well as the long-term interests of the Corporation’s shareholders. This includes, but is not limited to, annual review and approval of goals and objectives relevant to the compensation of the CEO, and evaluation of the performance of the CEO in light of these goals and objectives. The Committee reviews and approves, as appropriate, any new incentive compensation plans, including equity-based plans, and, as may be required, any amendments to existing plans relating to executive officers and other senior officers.

The Committee also acts as the Incentive Stock Committee for the Corporation’s stock incentive plans and recommends awards to the Board of Directors for approval, including stock options, restricted stock awards, performance stock awards or other similar awards as provided in the Corporation’s 2004 Incentive Stock Plan, to any executive officer, officer or employee of the Corporation.

Tax and Accounting Implications. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Corporation may not deduct non-performance-based compensation of more than $1,000,000 that is paid to certain individuals. The Corporation has established and operated the management incentive plan without regard to deductibility under Section 162(m) of the Code of compensation payable pursuant to it. For 2006, all compensation paid by the Corporation was fully deductible for federal income tax purposes. In the future, the Corporation may pay compensation that will not be deductible under Section 162(m) of the Code in order to ensure competitive levels of total compensation for its executive officers.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Corporation believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. A more detailed discussion of the Corporation’s nonqualified deferred compensation arrangements is provided on page 14 of the “Compensation Discussion and Analysis.”

Beginning on January 1, 2006, the Corporation began accounting for stock-based payments awarded under the 2004 Incentive Stock Plan in accordance with the requirements of SFAS No. 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

J.P.Causey Jr.

Barry R. Chernack

James H. Hudson III

Summary Compensation Table for 2006

The table below summarizes the total compensation paid or earned by each of the Corporation’s named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[1] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Larry G. Dillon Chairman/President/Chief Executive Officer	2006	$228,000	—	$513	—	$120,000	$27,614	$48,150	$424,277
Thomas F. Cherry Executive Vice President/Chief Financial Officer/Secretary	2006	$165,000	—	$513	—	$101,063	$9,698	$34,978	$311,252
Robert L. Bryant Executive Vice President/Chief Operating Officer	2006	$165,000	—	$513	—	$101,063	$22,276	$46,139	$334,991
Bryan E. McKernon President/Chief Executive Officer of C&F Mortgage	2006	$150,000	—	$513	—	$686,367	—	$5,524	$842,404

[1]

The amounts in this column reflect the annual cash awards earned by the CEO, CFO, and COO under the MIP, which is discussed in further detail on pages 11 through 12 under the heading “Performance-Based Incentive Compensation.” For the CEO, the amount reported is the reduced amount he elected to receive, rather than the $179,550 he could have received based on the Corporation’s performance with respect to the MIP performance goals. The amount earned by the President and CEO of the Mortgage Corporation was earned in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

[2]

The amounts in this column reflect the dollar amount expensed for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R) of awards pursuant to the 2004 Incentive Stock Plan. As the Corporation accelerated the vesting of all unvested stock options outstanding as of December 20, 2005, the amounts reflected in this column include the amounts attributable only to awards granted in 2006. Assumptions used in the calculation of these amounts are included in note 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2006 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 9, 2007.

[3]

The amounts in this column reflect the actuarial increase in the present value of the named executive officers’ benefits under the Retirement Plan established by the Corporation determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s audited financial statements and include amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. Bryan McKernon is not a participant in the Retirement Plan. The Corporation does not provide above-market or preferential earnings on nonqualified compensation.

[4]	The amounts in this column are detailed in the All Other Compensation Table for 2006 on page 20.

All Other Compensation Table for 2006

Name	Perquisites and Other Personal Benefits[1]	Tax Gross-Ups and Reimbursements	Dividends Paid on Stock Awards	Discounted Securities Purchases	Payments/ Accruals on Termination Plans	Corporation Contributions to Defined Contribution Plans[2]	Corporation- paid Insurance Premiums	Other
Larry G. Dillon	—	—	—	—	—	$48,150	—	—
Thomas F. Cherry	—	—	—	—	—	$34,978	—	—
Robert L. Bryant	$11,161	—	—	—	—	$34,978	—	—
Bryan E. McKernon	—	—	—	—	—	$5,524	—	—

[1]

The perquisites in 2006 for the COO included use of a Bank-owned vehicle ($5,848), matching charitable contributions ($2,500), and a physical ($2,813) for a total of $11,161. The aggregate value of perquisites did not exceed $10,000 for any other named executive officer.

[2]

The amounts in this column include: (i) the Corporation’s accrued contributions for 2006 of $31,650, $18,478 and $18,478 to the Nonqualified Plan for the CEO, CFO and COO, respectively, (ii) the Corporation’s accrued contributions for 2006 of $16,500 to the Bank’s Savings Plan for each of the CEO, CFO and COO and (iii) $5,524 to the Mortgage Corporation’s 401(k) Plan for Mr. McKernon.

The following table summarizes certain information with respect to non-equity incentive plan and restricted stock awards granted to the named executive officers during or for the year ended December 31, 2006 under the Corporation’s MIP, and reflects the amounts that could have been paid under each such award.

Grants of Plan-Based Awards for 2006

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Larry G. Dillon	3/6/2006	$51,300	$102,600	$179,500	—	$102,600	$102,600	—	$102,600
Thomas F. Cherry	3/6/2006	$28,875	$57,750	$101,063	—	$57,750	$57,750	—	$57,750
	12/19/2006	—	—	—	—	—	—	520	$20,270
Robert L. Bryant	3/6/2006	$28,875	$57,750	$101,063	—	$57,750	$57,750	—	$57,750
	12/19/2006	—	—	—	—	—	—	520	$20,270
Bryan E. McKernon[5]	12/19/2006	—	—	—	—	—	—	2,000	$78,020

[1]

The amounts shown in the threshold column reflect the minimum payment level under the MIP, which is 50% of the amount shown in the target column and the amounts shown in the maximum column are 175% of the target amount. Target percentages for the CEO, CFO and COO are 45%, 35% and 35% of base salary, respectively. These amounts are based on the individual’s current salary. If threshold goals are not met, no incentive award will be paid, unless the Compensation Committee determines to award annual incentive compensation in the exercise of its discretion under the MIP.

[2]

Target and maximum equity payouts under the MIP are based on a percentage of base salary and are the same because each executive would receive the target payout only if target performance goals are met and would not receive any higher equity payout under the MIP if the target performance goals are exceeded. If target performance goals are not met, no equity payout will be paid. The target and maximum equity payouts for the CEO, CFO and COO equal 45%, 35% and 35% of base salary, respectively. If the target performance goals are met, the Compensation Committee grants to the executive a number of restricted shares equaling the dollar value of the award earned based on the closing price of the Corporation’s stock on the date the Committee makes this determination. The closing price of the Corporation’s stock on the date the Compensation Committee determined the number of restricted shares earned under the MIP (December 19, 2006) was $39.01. The CEO elected to accept only 2,000 shares of restricted stock even though he earned 2,630 shares under the MIP based on the closing market price of $39.01 on December 19, 2006.

[3]

The stock awards in this column represent the number of additional shares of restricted stock the Compensation Committee, in its discretion, issued to the CFO, COO and the President and CEO of the Mortgage Corporation for 2006.

[4]

The amounts in this column represent the fair market value of the equity awards on March 6, 2006 and December 19, 2006, respectively, computed in accordance with SFAS No. 123(R). The closing price of the Corporation’s stock was $39.01 on December 19, 2006.

[5]

The annual non-equity incentive compensation for the President and CEO of the Mortgage Corporation is governed by the terms of his employment contract as described on page 15 of the “Compensation Discussion and Analysis” and depends on the profitability of the Mortgage Corporation but has no minimum, target or maximum payouts.

The following table includes certain information with respect to all previously awarded unexercised options and unvested restricted stock awards held by the named executive officers at December 31, 2006.

Outstanding Equity Awards at Fiscal 2006 Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Larry G. Dillon	7,500	—	—	$37.99	12/20/2015	2,000	$79,500	—	—
	7,500	—	—	$39.29	12/21/2014	—	—	—	—
	6,000	—	—	$42.00	12/16/2013	—	—	—	—
	4,500	—	—	$22.75	11/19/2012	—	—	—	—
	3,500	—	—	$19.05	12/18/2011	—	—	—	—
	3,500	—	—	$15.75	12/19/2010	—	—	—	—
	3,500	—	—	$17.00	12/21/2009	—	—	—	—
	3,500	—	—	$18.63	12/15/2008	—	—	—	—
	3,200	—	—	$12.50	12/16/2007	—	—	—	—
Thomas F. Cherry	6,000	—	—	$37.99	12/20/2015	2,000	$79,500	—	—
	6,000	—	—	$39.29	12/21/2014	—	—	—	—
	3,500	—	—	$42.00	12/16/2013	—	—	—	—
	3,500	—	—	$22.75	11/19/2012	—	—	—	—
	2,500	—	—	$19.05	12/18/2011	—	—	—	—
	2,500	—	—	$15.75	12/19/2010	—	—	—	—
	2,500	—	—	$17.00	12/21/2009	—	—	—	—
	2,500	—	—	$18.63	12/15/2008	—	—	—	—
	1,600	—	—	$12.50	12/16/2007	—	—	—	—

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert L. Bryant	6,000	—	—	$37.99	12/20/2015	2,000	$79,500	—	—
	6,000	—	—	$39.29	12/21/2014	—	—	—	—
Bryan E. McKernon	6,000	—	—	$37.99	12/20/2015	2,000	$79,500	—	—
	6,000	—	—	$39.29	12/21/2014	—	—	—	—
	3,500	—	—	$42.00	12/16/2013	—	—	—	—
	3,500	—	—	$22.75	11/19/2012	—	—	—	—
	3,000	—	—	$19.05	12/18/2011	—	—	—	—
	2,500	—	—	$15.75	12/19/2010	—	—	—	—
	2,500	—	—	$17.00	12/21/2009	—	—	—	—
	2,500	—	—	$18.63	12/15/2008	—	—	—	—

[1]

The amounts in this column reflect the number of shares of restricted stock granted on December 19, 2006 to each named executive officer pursuant to the 2004 Incentive Stock Plan. The shares granted will be 100% vested five years from date of grant.

[2]	The amounts in this column represent the fair market value of the restricted stock awarded on December 31, 2006. The closing price of the Corporation’s stock was $39.75 on that date.

The following table provides information regarding the value realized by our named executive officers who exercised an option award during 2006. None of our named executive officers held restricted stock that vested during 2006.

Option Exercises and Stock Vested for 2006

Name	Option Awards		Stock Awards
	Number of Shares acquired on exercise (#)	Value realized on exercise[1] ($)	Number of Shares acquired on vesting (#)	Value realized on vesting ($)
Larry G. Dillon	3,200	$98,128	—	—
Thomas F. Cherry	—	—	—	—
Robert L. Bryant	—	—	—	—
Bryan E. McKernon	—	—	—	—

[1]	Options exercised during 2006 were due to expire on December 17, 2006.

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer under the Retirement Plan, which is described in more detail in the “Compensation Discussion and Analysis” on page 13.

Pension Benefits for 2006

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Larry G. Dillon	Retirement Plan	29	$461,609		—
Thomas F. Cherry	Retirement Plan	10	$53,210		—
Robert L. Bryant	Retirement Plan	2	$41,823	[2]	—
Bryan E. McKernon[1]	—	—	—		—

[1]	Mr. McKernon is not a participant in the Retirement Plan.
[2]	Mr. Bryant is not currently entitled to receive this accumulated benefit because such amount is not vested.

The following table summarizes our named executive officers’ compensation under our Nonqualified Plan described in more detail in the “Compensation Discussion and Analysis” on page 14.

Nonqualified Deferred Compensation for 2006

Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY3 ($)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last FY4 ($)
Larry G. Dillon	—	$29,900	$38,466	—	$342,198
Thomas F. Cherry	—	$16,235	$10,225	—	$104,230
Robert L. Bryant	—	$15,500	$3,430	—	$35,325
Bryan E. McKernon	$46,563	—	$179,279	—	$1,822,771

[1]

Reflects $46,563, which was reported as 2006 salary to Mr. McKernon in the Summary Compensation Table for 2006 on page 19. Pursuant to the Nonqualified Plan, certain executives, including named executive officers, may defer awards earned under the MIP or base salary. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. An executive may defer all or a portion of his or her annual non-equity incentive compensation, and base salary.

[2]

Registrant contributions in 2006 represent amounts earned in 2005 but contributed in 2006 and, therefore, are not included in the Summary Compensation Table for 2006 and the All Other Compensation Table for 2006 on pages 19 and 20, respectively.

[3]	The investment options available to an executive under the deferral program are identical to the investment options under the Bank’s Savings Plan.
[4]

The aggregate balance includes $103,442 for Mr. Cherry and $35,325 for Mr. Bryant, which amounts are not currently vested. These amounts only vest upon death, disability, retirement or a change in control.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Corporation is currently comprised of three directors, all of whom satisfy all of the following criteria: (i) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (ii) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, (iii) are not affiliated persons of the Corporation or any of its subsidiaries and (iv) are competent to read and understand financial statements. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board has determined that the chairman of the Audit Committee, Mr. Barry R. Chernack, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act. Mr. Chernack is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.” The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Corporation’s Board of Directors to assist the Board in overseeing (1) the quality and integrity of the financial statements of the Corporation, (2) the independent registered public accountant’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent registered public accountant and (4) the Corporation’s compliance with legal and regulatory requirements. The authority and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Corporation’s independent registered public accountant and the internal auditors for the Corporation, as well as establishing the terms of such engagements. The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Corporation, as determined by the Audit Committee, for such services. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. A copy of the Audit Committee Charter is attached as Appendix B to this Proxy Statement.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2006, the Audit Committee:

•	Monitored the preparation of quarterly and annual financial reports by the Corporation’s management;

•

Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2006 with management and Yount, Hyde & Barbour, P.C. (“YHB”), the Corporation’s independent registered public accountant;

•	Discussed with management, YHB and the Corporation’s Director of Internal Audit the adequacy of the system of internal controls;

•	Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and a letter from YHB regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee discussed with YHB its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate. In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Corporation’s independent registered public accountant and the Corporation’s Director of Internal Audit, in each case without the presence of the Corporation’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. Also, in its oversight role, the Audit Committee relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Corporation’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Audit Committee

Barry R. Chernack, Chairman

J. P. Causey Jr.

William E. O’Connell Jr.

Independent Registered Public Accounting Firm

The Corporation’s Audit Committee has appointed YHB as independent registered public accountant for the current fiscal year ending December 31, 2007. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2006. A representative of YHB will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to appropriate questions from the shareholders.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by YHB for the audit of the Corporation’s annual financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services rendered by YHB during those periods. All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2006	2005
Audit fees (1)	$123,689	$114,400
Audit-related fees (2)	36,773	25,588
Tax fees (3)	14,910	14,200
All other fees	—	—

	$175,372	$154,188

(1)	Audit fees consist of audit and review services, attestation report on internal controls under SEC rules, consents and review of documents filed with the SEC.
(2)	Audit-related fees consist of employee benefit plan audits, HUD audits and consultation concerning financial accounting and reporting standards.
(3)	Tax fees consist of preparation of federal and state tax returns and review of quarterly estimated tax payments.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Corporation’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent registered public accountant. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountant in order to assure that the provision of such services does not impair the registered public accountant’s independence. The Audit Committee has delegated interim pre-approval authority to Mr. Barry R. Chernack, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. With respect to each proposed pre-approved service, the independent registered public accountant must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accountant and the Corporation’s CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and 10% beneficial owners of the Corporation’s common stock to file reports concerning their ownership of and transactions in Corporation common stock. Based on a review of the copies of those reports furnished to the Corporation, or written representations that no other reports were required, the Corporation believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2006.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than Proposal One referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

If any shareholder intends to propose a matter for consideration at the Corporation’s 2008 Annual Meeting (other than shareholder nominations, discussed on pages 5 through 6), notice of the proposal must be received in writing by the Corporation’s Secretary by January 30, 2008. If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2008 Annual Meeting, the proposal must be in proper form and must be received by the Corporation’s Secretary, at the Corporation’s principal office in West Point, Virginia, on or before November 16, 2007.

In addition, the proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by January 30, 2008, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

/s/ Thomas F. Cherry
Thomas F. Cherry
Secretary

West Point, Virginia

March 15, 2007

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2006, will be furnished without charge to shareholders upon written request to Secretary, C&F Financial Corporation, 802 Main Street, P.O. Box 391, West Point, Virginia 23181. Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Corporation’s web site at http://www.cffc.com.

APPENDIX A

C&F Financial Corporation

Compensation Committee Charter

Purpose

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of C&F Financial Corporation (together with its subsidiaries, the “Corporation”) to assist the Board in fulfilling its responsibilities regarding the following:

•

The compensation of the Corporation’s Executive Officers and certain other senior officers of the Corporation and its subsidiaries, including corporate executive incentive plans, policies, practices and programs;

•	The evaluation of the performance of the Chief Executive Officer (the “CEO”), and, with the assistance of the CEO, the performance of other senior officers.

•	The evaluation and review of the Corporation’s management resources, including with respect to succession planning and management development activities;

•	The compensation of the directors; and

•	Such other duties, responsibilities and activities as may be set forth in this Charter or directed by the Board.

Committee Membership

The Committee shall consist of a minimum of three (3) directors. Each member of the Committee shall be (i) “independent” under the applicable requirements of NASDAQ, as interpreted by the Board of Directors in its business judgment, (ii) a “non-employee director” as defined under Section 16b-3 under the Securities Exchange Act of 1934, and (iii) an “outside director” as defined under Section 162(m) of the Internal Revenue Code. The members of the Committee shall be appointed by the Board and shall serve for such term or terms as the Board may determine and until their successors shall be duly qualified and appointed. The Board shall designate a chairperson for the Committee.

Meetings, Structure and Operations

The Committee shall meet as frequently as the Committee deems necessary. The operation of the Committee, including with respect to actions without meetings, notice of meetings and waiver of notice, quorums and voting requirements, shall be as set forth in the Corporation’s Bylaws.

Committee Duties, Responsibilities and Authority

In furtherance of the purposes of the Committee, the Committee shall have the following duties, responsibilities and authority:

•

In consultation with senior management, to approve the Corporation’s compensation philosophy and to oversee and monitor the Corporation’s executive compensation policies, plans and programs for the Corporation’s Executive Officers and certain other senior officers to ensure that they are consistent with the Board’s compensation philosophy and objectives, as well as the long-term interests of the Corporation’s stockholders;

•	To annually review and approve the corporate goals and objectives relevant to the compensation of the CEO, and evaluate the performance of the CEO in light of these goals and objectives;

•

Based on the foregoing evaluation, to determine and recommend to the Board of Directors the compensation of the CEO; and, with respect to any incentive compensation, consider the Corporation’s achievements based on performance measures established by the Committee and such other factors as the Committee deems appropriate;

•	To annually review and approve, as appropriate, the compensation, including incentive compensation, for the Corporation’s other Executive Officers and certain other senior officers;

•

To review and discuss the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with senior management and based upon such review and discussion, recommend to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K or proxy statement, as applicable;

•

To prepare and issue the annual compensation committee report required by Item 407(e)(5) of Regulation S-K of the Committee for inclusion in the Corporation’s annual proxy statement in accordance with applicable rules and regulations;

•

To approve, as appropriate, any new incentive compensation plans, including equity-based plans, and, as may be required, any amendments to existing plans relative to Executive Officers and certain other senior officers;

•

To act as the Incentive Stock Committee for the Corporation’s stock incentive plans and recommend awards to the Board of Directors for approval, including stock options, restricted stock awards, performance stock awards or other similar awards as provided in the Corporation’s 2004 Incentive Stock Plan, to any Executive Officer, officer or employee of the Corporation;

•	To review, and approve, as appropriate, employment agreements or change in control agreements, including any contractual commitments or agreements with any employees of the Corporation;

•	To review and approve severance agreements relative to any of the Corporation’s Executive Officers and certain other senior officers;

•

In consultation with the independent directors and the CEO, to review succession planning and management development activities and strategies regarding the CEO and other members of senior management, and to discuss the Corporation’s overall management resources;

•	To review and approve the election of any officer of the Corporation at a level of Senior Vice President or above;

•

To review and evaluate, at least annually, the compensation of the Board, including the appropriate mix of cash compensation and equity compensation, and to recommend any changes in Board compensation; and

•	To review and reassess the adequacy of the Charter at least annually and recommend any changes thereto to the Board.

In addition, consistent with applicable law, regulations and the Corporation’s benefit and incentive plans, the Committee may delegate certain of its authority to the CEO, a designee, or other appropriate members of management, including matters relating to the compensation, or election as officers, of the Corporation’s employees other than the Corporation’s Executive Officers.

Reporting of Committee Activities to the Board of Directors

The Committee shall report the information elicited by its activities to the Board and, where appropriate, its recommendations for action by the Board at their next meeting subsequent to that of the Committee. Certain action by the Committee may be similarly reported to the Board of Directors for approval, ratification, and/or confirmation.

Committee Resources

In order to carry out the duties conferred upon the Committee by the Charter, the Committee is authorized to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, or other experts or consultants, as it deems appropriate.

Last updated: March 7, 2007

APPENDIX B

C&F Financial Corporation

Audit Committee Charter

Purpose

The Audit Committee of C&F Financial Corporation (the “Company”) is appointed by the Company’s Board of Directors (the “Board”) to assist the Board in overseeing (1) the quality and integrity of the accounting and financial reporting of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, (4) the Company’s compliance with legal and regulatory requirements and (5) the Company’s disclosure controls and internal control over financial reporting.

The Audit Committee shall prepare the Report of the Audit Committee required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members, all of whom are members of the Company’s Board. The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an audit committee financial expert as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. Unless a chair is elected by the full Board, the members of the Audit Committee may designate a chair by majority vote of the full committee membership.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less than quarterly. These meetings will be separate from regular Board meetings.

The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exception for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of: (i) compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisors employed by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee for carrying out its duties.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management the Company’s financial reporting process and the adequacy and effectiveness of the Company’s system of internal controls and disclosure controls and procedures.

2.	Review and discuss with the independent auditor the Company’s system of internal controls, including any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies, and the adequacy of the Company’s financial reporting process, and receive from the independent auditors reports required by the Commission.

3.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

4.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

5.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the appropriateness of accounting principles followed by the Company, any significant changes in the Company’s selection or application of accounting principles, and major issues regarding the Company’s accounting principles and financial statement presentations.

6.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within accounting principles generally accepted in the United States of America (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.	Discuss with management and the independent auditor the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysis and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

9.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal controls or material weakness therein and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor

12.	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the work of the independent auditor.

13.	Review and evaluate the lead partner of the independent auditor team.

14.

Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, (d) all relationships between the independent auditor and the Company and (e) any other relationships that may adversely affect the independence of the auditor. Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor. Evaluate that the qualifications, performance and adequacy of the quality controls of the auditor and consider the independence of the auditor, including whether the auditor’s provision of permitted non-audit services is compatible with maintaining the auditor’s independence. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

15.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

16.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

17.	Discuss with the national office of the independent auditor (if applicable) issues on which the Company’s external audit team consulted them and matters of audit quality and consistency.

18.	Meet with the independent auditor prior to the audit to discuss the planning, staffing and scope of the audit.

Oversight of the Company’s Internal Audit Function

19.	Appoint and, when deemed necessary, replace the senior internal auditing executive or retain an outside internal audit firm.

20.	On at least a quarterly basis, review the significant reports prepared by the internal auditor and/or internal auditing firm and management’s responses.

21.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

22.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

23.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosure of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

24.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

25.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

26.	Review on an ongoing basis and approve, ratify or disapprove all Related Party Transactions, as such term is defined in the Company’s Statement of Policy with Respect to Related Party Transactions.

27.	Discuss with the Company’s general counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Last updated: December 19, 2006

C&F FINANCIAL CORPORATION

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Larry G. Dillon and James H. Hudson III, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of C&F Financial Corporation standing in the name of the undersigned as of February 15, 2007, at the annual meeting of shareholders to be held Tuesday, April 17, 2007 at 3:30 p.m. at the Crowne Plaza Williamsburg at Fort Magruder, 6945 Pocahontas Trail, Williamsburg, Virginia, or any adjournments thereof, on each of the following matters. This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposal 1 and on other matters at the discretion of the proxy agents.

(Continued and to be signed on Reverse Side)

ANNUAL MEETING OF SHAREHOLDERS OF

C&F FINANCIAL CORPORATION

April 17, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect three Class II directors and one Class I director, as instructed below.

2.   The transaction of any other business as may properly come before the Annual Meeting or any adjournment thereof. Management presently knows of no other business to be presented at the Annual Meeting.

NOMINEES:
☐ FOR ALL NOMINEES	O Audrey D. Holmes O Joshua H. Lawson O Paul C. Robinson O C. Elis Olsson	Class II Class II Class II Class I
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

Meeting Attendance I plan to attend the annual meeting on Tuesday, April 17, 2007 at the location printed on the back. Please check here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.